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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated July 26, 2001, accompanying the consolidated financial statements of Isonics Corporation and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


GRANT THORNTON LLP


Denver, Colorado
November 6, 2001